Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is being entered into between Kevin Coop (“Employee”) and Definitive Healthcare, LLC (the “Company”) and its parent company, Definitive Healthcare Corp. (the “Parent”) (together with the Company, the “Company Group”) in connection with the termination of Employee’s employment.

1.
Separation. Employee’s last day of employment with the Company and the Parent is August 31, 2026 (the “Separation Date”). As of the Separation Date, pursuant to the employment agreement by and between the Company and the Parent and Employee, dated as of May 20, 2024 (the “Employment Agreement”), Employee’s roles or positions on the Board of Directors of the Parent (the “Board”) and any of its direct or indirect subsidiaries and affiliates are terminated. At Parent’s reasonable request, the Employee will execute documents confirming those terminations.
2.
Final Wages. Regardless of whether Employee executes this Agreement, Employee will be paid all outstanding, earned and accrued wages and incurred but not reimbursed expenses, through the Separation Date, less the required federal, state and local taxes and other required withholdings.
3.
Severance. If Employee signs this Agreement within the time frame set forth in Section 13(a) herein, does not revoke it and at all times abides by its terms, pursuant to the terms of Section 11 (“Severance”) of the Employment Agreement, the Company Group shall provide to Employee the following subject to the conditions and limitations set forth in Section 4 below:
(a)
Salary Continuation. The Company Group will make severance payments to Employee in the form of continuation of Employee’s regular base salary in effect on the Separation Date for twelve (12) months following the Separation Date (i.e., $500,000 in the aggregate). These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first such date which occurs at least eight 8 business days following the Effective Date (as defined below).
(b)
2026 Annual Bonus. The Company Group will pay Employee a lump sum payment equal to $500,000, which is equal to the target Annual Bonus for 2026 in accordance with the Bonus Plan (as defined in the Employment Agreement), payable within thirty (30) days following the Effective Date and subject to withholding for all required taxes and required deductions.
(c)
Equity Treatment. The Company Group will accelerate the vesting of all RSUs (as defined in the Employment Agreement), that vest solely based on the passage of time, awarded to Employee by the Company Group at any time (the “Time-Based Equity”) to the extent that such Time-Based Equity would otherwise have vested during the twelve (12) month period following the Separation Date had Employee’s employment not terminated; provided, that notwithstanding the foregoing, the Initial RSU Grant, (as defined in the Employment Agreement) shall vest in full. For the purposes of clarity, as defined in the preceding sentence, the Time-Based Equity shall not include any equity or equity-based awards that vest based on performance and the acceleration described in the preceding sentence shall not apply to any such performance-based equity. A schedule showing outstanding Time-Based Equity, the number of vested and unvested shares or units as of the Termination Date, and the treatment of each award under subsections (c) is attached hereto as Exhibit 1. Except for the acceleration expressly provided above, the applicable equity plans and award agreements continue to govern settlement, tax withholding, and other applicable administrative terms, including the Company’s practices with respect to forfeiture of RSUs for the purposes of satisfying withholding obligations. Notwithstanding anything to the contrary in any award agreement or other agreement between the Company and Employee, the Company and Employee agree that as of the Effective Date, Employee forfeits any and all rights and entitlement he may have to the Value Creation PSU Grant (as defined in the Employment Agreement) and the awards granted under the 2025 Restricted Stock Unit Award Agreement (Performance-Based) dated March 1, 2025 and under the 2026 Restricted Stock Unit Award Agreement (Performance-Based) dated February 24, 2026.
(d)
Additional Cash Payment. The Company Group will pay Employee a lump sum payment equal to one million dollars ($1,000,000), payable within thirty (30) days following the Effective Date and subject to withholding for all required taxes and required deductions.
(e)
COBRA. Should Employee timely elect and be eligible to continue receiving group medical insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company Group shall pay the entire amount of the premiums (and any administrative charges) for such coverage for a period of twelve (12) months following the Separation Date, or if earlier, until the date Employee is no longer eligible to receive COBRA continuation coverage or the date on which Employee becomes eligible to receive substantially similar coverage from another employer.
4.
Conditions and Limitations to Severance. Notwithstanding the foregoing, the Company Group’s obligation to provide the severance benefits set forth in Section 3 above shall be subject to the following provisions and conditions:
(a)
Clawback and Recoupment. All compensation provided to Employee will be subject to recoupment in accordance with the Company Group’s clawback policies as maintained or adopted from time to time for similarly situated executives generally, to the extent provided therein.
(b)
Consequences of Breach. If Employee (i) breaches Employee’s obligations under Section 7 of this Agreement or Sections 6 or 7 of the Employment Agreement or (ii) materially breaches Employee’s obligations under Section 8 of this Agreement or Sections 5 of the Employment Agreement, in both cases, during the period any of the Company Group is obligated to pay the amounts set forth in Section 3, the Company Group may immediately cease such payments and may recover the all amounts paid to Employee after the date of such breach. The cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company Group including, without limitation, the right to seek specific performance or an injunction. To the extent any breach set forth in this section can be cured, Parent shall provide written notice to Employee identifying the breach and Employee shall have thirty (30) calendar days to cure the breach.

(c)
Affordable Care Act. If making payments of COBRA premiums under Section 3 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform Section 3 in an economically equivalent manner as is necessary to comply with the ACA.
(d)
No Mitigation; No Set Off. Employee shall be under no obligation to seek other employment and there shall be no offset against any amount due Employee under this Agreement (or otherwise) on account and any subsequent remuneration received from any subsequent employer or person. No amounts payable hereunder shall be subject to any setoff or recoupment unless expressly provided for in this Agreement..
5.
Benefits. Except as expressly provided in this Agreement, as of Employee’s Separation Date, Employee is no longer eligible to participate in any of the Company Group’s benefit plans, including, but not limited to, any dental or medical insurance, long term care plans, retirement or 401(k) plans, vacation leave, sick leave, long term disability insurance, life insurance, incentive plans, or personal accident insurance.
6.
Acknowledgement. Employee acknowledges and agrees that, except as expressly provided in this Agreement, Employee has been fully paid any and all compensation due and owing to Employee, including all wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave or other benefits. Employee further agrees that the severance benefits set forth in Section 3 are not compensation for Employee’s services rendered through the Separation Date, but rather constitute consideration for the promises contained in this Agreement, and are above and beyond any wages or salary or other sums to which Employee is entitled from the Company Group under the terms of Employee’s employment with the Company Group or under any other contract or law. Further, Employee agrees and acknowledges that the Separation Date does not fall within the Change in Control Period (as defined in the Employment Agreement).
7.
General Release. Except for any rights granted or retained under this Agreement (including, without limitation, to the Excluded Claims), Employee, for himself, and for Employee’s heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, the Parent and their respective parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, and each of their respective members, managers, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and investors, and all of their predecessors, successors and assigns, and each of their respective members, managers, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, investors (collectively, the “Releasees”) of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Employee ever had, may have had, now has, or that Employee’s heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of or related to Employee’s employment with the Company Group, including vacation pay, profit sharing plans, retirement plans or any other benefit plans of any type or nature other than as preserved hereby, the termination of Employee’s employment, or under any contract relating to Employee’s employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Release (collectively, the “Released Claims”).
(a)
Released Claims. The Released Claims include, but are not limited to, claims for monetary damages; claims related to Employee’s employment with the Company Group or the termination thereof; claims to severance or similar benefits; claims to expenses, attorneys’ fees or other indemnities; claims based on any actions or failures to act that occurred on or before the date of this Agreement; and claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by Employee or by any person claiming to act on Employee’s behalf or in Employee’s interest. Employee understands that the Released Claims may have arisen under different local, state and federal statutes, regulations, or common law doctrines. Employee hereby specifically, but without limitation, agrees to release all Releasees from any and all claims under each of the following:
(i)
Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (which prohibits discrimination on the basis of age); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the Lilly Ledbetter Fair Pay Act; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B); the Massachusetts Equal Rights Act; the Massachusetts Equal Pay Act; the Massachusetts Privacy Statute; the Massachusetts Sick Leave Law; the Massachusetts Civil Rights Act; or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.
(ii)
Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988; the Executive Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the U.S. Patriot Act; the Sarbanes Oxley Act; the Dodd Frank Act; the Massachusetts Sick Leave Law; the Massachusetts Payment of Wages Act (M.G.L. c. 149 §148 and §150); the Massachusetts Overtime regulations (M.G.L. c. 151 §1A and §1B); the Massachusetts Meal Break regulations (M.G.L. c 149 §100-101), all as amended, and any other federal, state, or local statute, regulation, common law or decision relating to employment, reemployment rights, leaves of absence or any other aspect of employment.
(iii)
Other laws of general application, such as federal, state, or local laws enforcing express or implied employment agreements or other contracts or covenants, or addressing breaches of such agreements, contracts or covenants; federal, state or local laws providing relief for alleged wrongful discharge or termination, physical or personal injury, emotional distress, fraud, intentional or negligent misrepresentation, defamation, invasion of privacy, violation of public policy or similar claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law doctrine, or decision regulating or regarding employment.
(b)
Participation in Agency Proceedings. Nothing in this Agreement shall prevent Employee from speaking with law enforcement or filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the Massachusetts Commission Against Discrimination (the “MCAD”), or other similar federal, state or local agency, or from participating in any investigation or proceeding conducted by law enforcement, the EEOC, the NLRB, the MCAD, or similar federal, state or local agencies. However, by entering into this Agreement, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary relief or other personal relief against the Releasees as a result of any such EEOC, NLRB, MCAD or similar federal, state or local agency proceeding, including any subsequent legal action.
(c)
Claims Not Released. The Released Claims do not include claims by or rights of Employee for or to (the “Excluded Claims”): (1) unemployment insurance; (2) worker’s compensation benefits; (3) state disability compensation; (4) vested benefits under any Company Group benefits plan; (5) equity awards for equity in the Company, Parent or any affiliate that have previously vested or that vest in accordance with this Agreement, (6) enforce this Agreement, (7) with respect to indemnification, exculpation, contribution or D&O insurance coverage, or (8) any other rights that cannot by law be released by private agreement or that arise out of facts and circumstances that occur after the date of Employee’s execution of the Agreement.
(d)
No Existing Claims or Assignment of Claims. Employee represents and warrants that Employee has not previously filed or joined in any claims that are released in this Agreement and that Employee has not given or sold any portion of any claims released herein to anyone else, and that Employee will indemnify and hold harmless the Company, the Parent and the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer. The undersigned Company and Parent representatives acknowledge and agree after reasonable due inquiry that none of the Company, Parent or its respective affiliates or any of the other Releasees has any claims against Employee.
(e)
Acknowledgement of Legal Effect of Release. BY SIGNING THIS AGREEMENT, EMPLOYEE UNDERSTANDS THAT EMPLOYEE IS WAIVING ALL RIGHTS EMPLOYEE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY GROUP OR ANY RELEASEES (OTHER THAN WITH RESPECT TO EXCLUDED CLAIMS, WHICH ARE NOT WAIVED), INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO EMPLOYEE’S EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, FOR ALL OF TIME UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE IS PROMISING NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF WITH RESPECT TO SUCH CLAIMS RELEASED HEREUNDER.

(f)
Restrictions. Notwithstanding anything to the contrary herein, Employee understands that nothing in this Agreement or any other agreement that Employee may have with the Company Group restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and Employee does not need the Company Group’s prior authorization to engage in such conduct. Notwithstanding, in making any such disclosures or communications, Employee must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information of the Company Group (as defined in the Employment Agreement) to any parties other than the Government Agencies. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.
8.
Future Conduct.
(a)
Confidentiality of this Agreement. Other than as permitted in Section 7 above, Employee agrees that Employee shall not disclose, divulge or publish, directly or indirectly, any information regarding the payments and benefits set forth in this Agreement to any person or organization other than (i) Employee’s immediate family, (ii) Employee’s accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services, (iii) to the taxing authorities, (iv) the unemployment compensation agency; or (v) when otherwise compelled by law.
(b)
Existing Agreements. By signing this Agreement Employee acknowledges that Employee has post-termination obligations as set out in Sections 5, 6, 7, and 8 of the Employment Agreement and the Award Agreements and Employee agrees to comply, and represents that Employee will comply, with those obligations. This Agreement supersedes the Employment Agreement in its entirety and all rights, obligations, covenants, and agreements of the parties under the Employment Agreement are hereby terminated and shall be of no further force or effect; provided, however, that Sections 5, 6, 7, 8, 9, 10, 15, 17, 18, 19, and 20 of the Employment Agreement shall survive and remain in full force and effect in accordance with their terms. Notwithstanding the foregoing, the Director and Officer Indemnifcation Agreement by and between Employee and Definitive Healthcare Corp., dated June 24, 2024, shall remain in full force and effect in accordance with its terms.
(c)
Non-disparagement. Employee agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company Group, its directors, officers, agents, employees, consultants or customers. The Company and Parent each agree not to make any public disparaging, critical or otherwise detrimental comments concerning Employee, and shall instruct their respective officers and directors (during their respective service for the Company, Parent, the Company Group or their successors or assigns) not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning Employee. Nothing in this Section 8(c) shall prevent either party from responding truthfully to a valid subpoena, court order and/or similar process from a judicial, law enforcement, administrative or regulatory body of competent jurisdiction.

9.
Return of Information and Property. Employee agrees to return to the Company Group all property and equipment belonging to the Company Group and the Releasees, including without limitation all computers, hard drives, phones, and access cards, the originals and all copies (regardless of medium) of all information, files, materials, documents or other property relating to the business of the Company Group, the Releasees, or their affiliates, and Employee represents that all such information and items have been returned to the Company Group. This obligation shall not apply to Employee’s equity or employment documentation.
10.
No Obligation to Hire. Employee agrees that the Company Group does not have any obligation to hire, reemploy, or reinstate Employee in the future. Employee agrees that Employee will not at any time apply for employment with the Company Group.
11.
No Admission. The parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either of them.
12.
Continuing Obligations and Injunctive Relief. Employee acknowledges and agrees that Employee’s compliance with Section 7 and Section 8 of this Agreement and Sections 5, 6, 7, and 8 of the Employment Agreement and the Award Agreements, is necessary to protect the goodwill and other proprietary interests of the Company Group and Employee was one of the principal executives of the Company Group and conversant with its affairs, its trade secrets and other proprietary information. Employee acknowledges that a breach of Section 7 or Section 8 of this Agreement or Sections 5, 6, 7, or 8 of the Employment Agreement and the Award Agreement will result in irreparable and continuing damage to the Company Group for which there may be no adequate remedy at law; and Employee agrees that in the event of any such breach, the Company Group and its successors and assigns shall be entitled to seek injunctive relief and to such other and further relief as may be proper. In connection with enforcing (or defending) their respective rights under this Agreement, or the agreements or arrangements referenced herein, then a court of competent jurisdiction (or arbitrator as the case may be) may award the prevailing party in any such action their attorneys’ fees and disbursements reasonably incurred in connection with such action.
13.
Waiver of Age Discrimination Claims and Claims under ADEA; Acknowledgment/Time Periods. With respect to the General Release in Section 7 of this Agreement, Employee agrees and understands that by signing this Agreement, Employee is specifically releasing all claims Employee may have against Releasees (other than the Excluded Claims), including without limitation all claims for age discrimination under the Age Discrimination in Employment Act as amended, 29 U.S.C. Section 621 et seq. Employee acknowledges that Employee has carefully read and understands this Agreement in its entirety and executes it voluntarily and without coercion.
(a)
Consideration Period; Deadline. Employee acknowledges that Employee has been given a period of at least twenty-one (21) days to consider and execute this Agreement before signing it. Employee further acknowledges that Employee is hereby being advised in writing to consult with a competent, independent attorney of Employee’s choice, at Employee’s own expense, regarding the legal effect of this Agreement before signing it.

(b)
Revocation Deadline. Employee understands and acknowledges that Employee has seven (7) days following Employee’s execution of this Agreement to revoke it in writing, and that this Agreement is effective and enforceable on the day following the expiration of the seven (7) day period without Employee’s revocation (“Effective Date”). For a revocation to be effective, written notice must be delivered by email to the attention of Jeannine Lombardi, Chief Human Resources Officer (Jeannine.lombardi@definitivehc.com) no later than 11:59 p.m. ET on the seventh calendar day after Employee signs the Agreement (“Revocation Deadline”). In the event that Employee timely revokes Employee’s acceptance of this Agreement before the Revocation Deadline, this Agreement shall be voided in its entirety and the parties shall be relieved of all obligations hereunder. Employee acknowledges that no material changes have been made to this Agreement during the course of discussions leading up to the execution of this Agreement.
14.
Internal Revenue Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A (to the extent applicable) or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments subject to Section 409A to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company Group makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. For purposes of Section 409A of the Code, each payment or series of payments made under this Agreement shall be each treated as a separate payment.

Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is subject to Section 409A, due to a “separation from service” for purposes of the rules under Section 409A, and Employee is determined to be a “specified employee” under Section 409A, such payment or benefit shall, to the extent necessary to comply with the requirements of Section 409A, be made or provided on the later of the date specified by the foregoing provisions of this Agreement or the date that is six months after the date of Employee’s separation from service (or, if earlier, the date of Employee’s death). Any installment payments that are delayed pursuant to this paragraph shall be accumulated and paid in a lump sum on the first day of the seventh month following Employee’s separation from service, and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.

15.
General Provisions. This Agreement contains the entire understanding and agreement between the parties relating to the subject matter of this Agreement, and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof except for the Employment Agreement to the extent provided expressly in this Agreement, Award Agreements with respect to Employee’s obligations and benefits thereunder, and documentation regarding Excluded Claims. This Agreement may not be altered or amended except by an instrument in writing signed by both parties. Employee has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, excluding the choice of law rules thereof, consistent with Sections 18 and 19 of the Employment Agreement. This Agreement will be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns. No waiver of a party’s rights will be effective unless such waiver is in writing signed by the waiving party. This Agreement and the rights and obligations of the parties hereunder may not be assigned by Employee without the prior written consent of the Company Group, but may be assigned by the Company Group or its successors and assigns to the Company Group business without Employee’s permission or consent, and shall be binding upon the Company Group’s successors. If any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. This Agreement may be signed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one instrument. Electronic signatures shall be deemed originals for all purposes.
16.
Execution. The parties understand and agree that this Agreement shall be null and void and have no legal or binding effect whatsoever if Employee signs but then timely revokes the Agreement before the Revocation Deadline.

By signing below, Employee represents and warrants that EMPLOYEE has full legal capacity to enter into this Agreement, Employee has carefully read and understands this Agreement in its entirety, has had a full opportunity to review this Agreement with an attorney of Employee’s choosing, and has executed this Agreement voluntarily, without duress, coercion or undue influence. THIS AGREEMENT MAY BE SIGNED ELECTRONICALLY BY EITHER PARTY. A pdf version of this agreement is the same as a hard copy or original version.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have agreed to the terms and conditions of this Agreement as of the date first set forth below.

KEVIN COOP

By: _____________________

Name: _____________________

Date: _____________________

DEFINITIVE HEALTHCARE, LLC

By: _____________________

Name: _____________________

Date: _____________________

[Signature page of Separation Agreement and General Release]

Exhibit 1:

RSUs Subject to Accelerated Vesting

Number	Grant/ Adjust Date	Vest Date	Shares	Shares To Vest	Vest Type	Action
P001720 (Initial RSU Grant)	06/24/2024	07/01/2025	292,511	292,511	On Vest Date	Already Vested
		10/01/2025	73,128	73,128	On Vest Date	Already Vested
		01/01/2026	73,128	73,128	On Vest Date	Already Vested
		04/01/2026	73,128	73,128	On Vest Date	Already Vested
		07/01/2026	73,128	73,128	On Vest Date	Already Vested
		10/01/2026	73,128	73,128	On Vest Date	Will Vest
		01/01/2027	73,128	73,128	On Vest Date	Will Vest
		04/01/2027	73,128	73,128	On Vest Date	Will Vest
		07/01/2027	73,128	73,128	On Vest Date	Will Vest
		10/01/2027	73,128	73,128	On Vest Date	Will Vest
		01/01/2028	73,128	73,128	On Vest Date	Will Vest
		04/01/2028	73,128	73,128	On Vest Date	Will Vest
		07/01/2028	73,128	73,128	On Vest Date	Will Vest

P001724	07/04/2024	07/01/2025	46,548	46,548	On Vest Date	Already Vested
		10/01/2025	11,637	11,637	On Vest Date	Already Vested
		01/01/2026	11,637	11,637	On Vest Date	Already Vested
		04/01/2026	11,637	11,637	On Vest Date	Already Vested
		07/01/2026	11,637	11,637	On Vest Date	Already Vested
		10/01/2026	11,637	11,637	On Vest Date	Will Vest
		01/01/2027	11,637	11,637	On Vest Date	Will Vest
		04/01/2027	11,637	11,637	On Vest Date	Will Vest
		07/01/2027	11,637	11,637	On Vest Date	Will Vest
		10/01/2027	11,637	11,637	On Vest Date	Forfeit
		01/01/2028	11,637	11,637	On Vest Date	Forfeit
		04/01/2028	11,637	11,637	On Vest Date	Forfeit
		07/01/2028	11,637	11,637	On Vest Date	Forfeit

P001801	03/01/2025	03/01/2026	595,723	595,723	On Vest Date	Already Vested
		06/01/2026	148,930	148,930	On Vest Date	Already Vested
		09/01/2026	148,931	148,931	On Vest Date	Will Vest
		12/01/2026	148,931	148,931	On Vest Date	Will Vest
		03/01/2027	148,931	148,931	On Vest Date	Will Vest
		06/01/2027	148,930	148,930	On Vest Date	Will Vest
		09/01/2027	148,931	148,931	On Vest Date	Forfeit
		12/01/2027	148,931	148,931	On Vest Date	Forfeit

		03/01/2028	148,931	148,931	On Vest Date	Forfeit
		06/01/2028	148,930	148,930	On Vest Date	Forfeit
		09/01/2028	148,931	148,931	On Vest Date	Forfeit
		12/01/2028	148,931	148,931	On Vest Date	Forfeit
		03/01/2029	148,931	148,931	On Vest Date	Forfeit

P002305	02/24/2026	02/01/2027	433,859	433,859	On Vest Date	Will Vest
		05/01/2027	108,464	108,464	On Vest Date	Will Vest
		08/01/2027	108,465	108,465	On Vest Date	Will Vest
		11/01/2027	108,465	108,465	On Vest Date	Forfeit
		02/01/2028	108,465	108,465	On Vest Date	Forfeit
		05/01/2028	108,465	108,465	On Vest Date	Forfeit
		08/01/2028	108,465	108,465	On Vest Date	Forfeit
		11/01/2028	108,464	108,464	On Vest Date	Forfeit
		02/01/2029	108,465	108,465	On Vest Date	Forfeit
		05/01/2029	108,465	108,465	On Vest Date	Forfeit
		08/01/2029	108,465	108,465	On Vest Date	Forfeit
		11/01/2029	108,465	108,465	On Vest Date	Forfeit
		02/01/2030	108,465	108,465	On Vest Date	Forfeit
				Total: 1,878,083